Exhibit 99.1
NEWS RELEASE
Contact: Dollar Financial Corp
Financial Dynamics
Mark McCall/Julie Prozeller (212) 850-5600
FOR IMMEDIATE RELEASE
DOLLAR FINANCIAL CORP ANNOUNCES STRONG FISCAL 2007 THIRD QUARTER RESULTS;
RESULTS DRIVEN BY INTERNATIONAL REVENUE GROWTH OF 37.2%; NET INCOME INCREASES BY $12.0 MILLION
OVER PRIOR YEAR’S QUARTER
BERWYN, Pennsylvania, May 1, 2007 — Dollar Financial Corp (NASDAQ:DLLR — News), a leading international financial services company serving under-banked consumers, today announced results for the fiscal 2007 third quarter ended March 31, 2007.
Fiscal 2007 third quarter highlights (compared to the prior year period):
•	Consolidated net revenue was $107.1 million, an increase of 23.8%.

•	Net revenue from the Company’s international operations increased by 37.2% or $20.6 million.

•	Adjusted EBITDA was $31.1 million, an increase of 28.2% or $6.8 million.

•	Pro forma income before income taxes, excluding non-recurring charges for litigation settlements in the prior year, increased 43.2% from $13.3 million to $19.1 million.

•	Income tax provision for the quarter was reduced to 38.2% of income before income taxes.

•	Net income increased by $12.0 million to $11.7 million for the quarter versus a loss of $0.3 million in the prior year.

•	EPS increased to $0.48 per fully-diluted share compared to a net loss per share of $0.02 for the previous year.

•	Opened 11 de novo stores in the quarter.
Commenting on the results, Jeff Weiss, the Company’s Chairman and Chief Executive Officer stated, “We are pleased with the solid performance the Company achieved in the third quarter, led by the continued successful build-out of our international business operations. The cornerstone of this Company is our ability to be flexible and innovative. As a result, we are able to quickly adapt to and benefit from changes in consumer demand, regulation and other industry issues. Our flexibility has allowed us to quickly respond to these changes by adjusting and optimizing our store expansion strategy in each of our geographic markets, as well as evaluating and modifying our product set through the use of market research and innovative technology. We continue to execute on our multi-country, multi-channel, and multi-product strategy to consistently deliver value to our shareholders.”
During the fiscal second quarter ending December 31, 2006, the Company acquired 82 of its franchise stores in Canada and 23 locations in Florida and, as such, the third quarter ending March 31, 2007 was the first quarter that included the full benefit of these acquisitions in the Company’s financial performance. Consolidated check cashing revenue increased by 17.6% or $6.4 million, as the Canadian business segment grew by 27.0% or $3.4 million and U.K. check cashing revenue increased by 29.2% or $2.8 million. On a consolidated basis, the face amount of the average check cashed increased 5.2% to $485 compared to $461 for the prior year, and the average fee per check cashed increased by 6.4% to $18.82.
For the quarter ended March 31, 2007, consolidated net consumer lending revenue increased by 36.2% or $12.7 million compared to the prior year, primarily driven by growth of 56.3% or $9.3 million in the Canadian operation, while the U.K. business unit grew by 38.2% or $2.4 million. The consolidated loan loss provision for the quarter, as a percentage of gross consumer lending revenue, was 20.8% as compared to 18.5% for the second quarter of fiscal 2007. The continued shift towards a greater mix of installment loans on a global basis, along with the Company’s on-going effort to increase the average loan amount available to customers in Canada, has resulted in an expected small increase in loan loss rates over the second quarter of fiscal 2007.
Total Company funded loan originations were $359.2 million for the quarter ended March 31, 2007, representing a net increase of 54.5% or $126.8 million compared to the prior year. Company funded loan originations in the U.S., including the acquired Florida stores, increased by $18.7 million or 36.6%, Canadian loan originations, including the results of the acquired franchise stores, increased by 65.4% or $86.4 million, while loan originations in the U.K. increased by 44.0% or $21.7 million.
Money transfer fees increased 15.0% or $0.7 million, propelled by growth in the Company’s international markets. Other revenue increased by 8.2% or $0.9 million for the quarter ended March 31, 2007, principally due to the success of MasterCard® branded debit-card sales in the Canadian and U.K. business units, as well as growth in the foreign currency product in both the Canadian and U.K. businesses.
Comparable store sales increased 6.0% or $4.9 million for the third quarter, and on a constant currency basis increased by 4.1% or $3.3 million. On a native currency basis, the Company’s Canadian business realized comparable store sales growth of 4.9%, the U.K. operation generated comparable store sales growth of

12.9%, while the U.S. business was approximately flat with the prior year. Comparable store sales growth in the U.S. business unit was negatively impacted by a decline in check cashing fees associated with a lower volume of seasonal income tax refund checks cashed in California and Washington State, as new regulations in these two states substantially tightened the licensing requirements for companies offering tax filing services. In addition, in the prior year’s quarter, several of the Canadian provinces issued one-time government rebate checks that were cashed in the Company’s stores. These provincial rebate programs were not repeated in the current year, thereby impacting comparable store sales in Canada for the current quarter.
The Company realized a store and regional margin of $41.7 million, an increase of 24.4% as compared to $33.5 million in the prior year’s quarter. Corporate expenses, as a percentage of net revenue, decreased to 12.7% as compared to 13.2% for the prior year’s quarter.
The Company generated net income of $11.7 million for the quarter as compared to a net loss of $0.3 million in the prior year’s quarter, and fully-diluted earnings per share were $0.48 compared to a net loss per share of $0.02 for the previous year. The Company continued its de novo store expansion program by opening 11 new company-owned financial services stores in the third quarter, of which 8 were in the Canadian market and 3 in the U.S. market.
Canadian Regulatory Update
On April 26, the Canadian Senate gave Bill C-26 final passage, which upon Royal Assent will devolve authority to Canadian provinces to regulate the payday loan industry. The Company expects the Bill to be formally proclaimed into law by Canada’s Governor General in the near future. Thereafter, each province will have the responsibility to introduce provincial legislation to protect consumers and set a clear ceiling on the costs of borrowing. The Company and its Canadian subsidiary, National Money Mart (which is a founding member of the Canadian Payday Loan Association) fully support the passage of this important legislation and will work with provincial policy-makers to enact regulation that provides for a competitive marketplace that balances consumer protection with a strong and viable industry. The provinces of Nova Scotia and Manitoba have already passed their required legislation in anticipation of passage of C-26 and are expected to set maximum allowable rates as early as this fall. The provinces of British Columbia and Saskatchewan currently have legislation before their parliaments. The provinces of New Brunswick and Alberta are expected to introduce legislation this fall, with other provinces expected to follow sometime thereafter.
Commenting on the recent regulatory developments in Canada, Don Gayhardt, the Company’s President stated, “As the lowest cost provider in the market, the recent developments with respect to regulatory reform in Canada present an interesting opportunity for the Company. We are presently preparing to increase our de novo store build plan in Canada to potentially open up to 75 to 100 new stores in fiscal 2008, while at the same time continuing to explore potential accretive acquisitions to supplement our de novo store build strategy. As we expect the Canadian market for our products and services will grow as a result of a clarified regulatory environment, we believe this contemplated enhanced store expansion program could allow us to potentially double the number of company-owned stores we operate in Canada over the next five years, whereby allowing the Company to maintain its approximately 40% share of the Canadian market.”
Guidance:
The Company presently does not anticipate that the previously discussed Canadian provincial regulation will take effect before the second quarter of fiscal 2008, at the earliest; as a result, at this time, the Company does not expect it will have a significant impact on the Company’s present guidance for fiscal 2007 and calendar 2007. The Company will continue to monitor the pace of regulatory developments in Canada and any potential impact an enhanced store development program may have on the Company’s existing guidance which follows.
Fiscal Year 2007 Guidance
•	For the June 30, 2007 fiscal year, the Company is reaffirming its previous guidance of revenue between $400.0 million and $405.0 million, Adjusted EBITDA between $112.0 million and $114.0 million, and pro forma income before income taxes of between $66.0 million and $68.0 million.
Calendar Year 2007 Guidance
•	At this time the Company is reaffirming its previously announced calendar year 2007 guidance of revenue between $450.0 million and $460.0 million, Adjusted EBITDA of $127.0 million to $132.0 million, income before income taxes of $78.0 million to $80.0 million, and earnings per diluted share of between $1.95 and $2.05.
The reconciliation between Adjusted EBITDA and income before income taxes is consistent with the historical reconciliation as presented at the end of this news release.
Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on Tuesday, May 1, 2007 at 5:00 pm EST to discuss the Company’s results for the 2007 fiscal third quarter. Investors can participate in the conference by dialing 888-868-9083 (U.S. and Canada) or 973-935-8512 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO, Don Gayhardt, President, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning at 7:00 pm Eastern Time on May 1, 2007 through May 8, 2007. If you wish to listen to the replay of this conference call, please dial 973-341-3080 and enter passcode “8685987”.
The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.
About Dollar Financial Corp
Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document preparation services.
At March 31, 2007, the Company’s global store network consisted of 1,275 stores, including 890 company-operated financial services stores and 117 franchised We The People legal document processing locations in 30 states, the District of Columbia, Canada and the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.
Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: the Company’s future results, growth and operating strategy; the developing regulatory environment in Canada; the impact of future development strategy, new stores and acquisitions; and of the performance of new products and services. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, current and potential future litigation, the integration of acquired stores, the performance of new stores, the implementation and results of restructuring initiatives, the impact of recent debt refinancing and cross-currency swap transactions, and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the final prospectus from the Company’s follow-on public offering filed with the SEC on June 16, 2006 and its fiscal 2006 annual report on Form-10K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,
	2006	2007
Assets:
Cash and cash equivalents	$120,221	$134,202
Restricted cash	80,750	2,518
Loans receivable, net:
Loans receivable	58,997	84,768
Less: allowance for loan losses	(5,365)	(9,870)

Loans receivable, net	53,632	74,898
Other consumer lending receivables, net	7,545	11,818
Prepaid expenses and other receivables	18,846	20,410
Deferred tax assets, net	185	1,190
Property and equipment, net	40,625	50,350
Goodwill and other intangibles, net	218,566	323,755
Debt issuance costs and other assets	11,455	13,316

Total Assets	$551,825	$632,457

Liabilities:
Accounts payable	$23,438	$34,814
Income taxes payable	10,963	10,957
Accrued expenses and other liabilities	39,895	27,506
Deferred tax liability	4,539	5,765
Revolving credit facilities	39,000	47,700
Long-term debt	272,037	377,489

Total Liabilities	389,872	504,231

Shareholders’ Equity:
Common stock	23	24
Additional paid-in capital	242,594	247,826
Accumulated deficit	(114,920)	(157,404)
Accumulated other comprehensive income	34,256	37,780

Total shareholders’ equity	161,953	128,226

Total Liabilities and Shareholders’ Equity	$551,825	$632,457

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2007	2006	2007
Revenues:
Check cashing	$36,288	$42,683	$105,859	$122,590
Consumer lending:
Fees from consumer lending	41,343	60,195	118,675	165,819
Provision for loan losses and adjustment to servicing revenue	(6,352)	(12,542)	(22,873)	(32,646)

Consumer lending, net	34,991	47,653	95,802	133,173
Money transfer fees	4,460	5,128	12,680	15,232
Other	10,720	11,598	27,250	29,878

Total revenues	86,459	107,062	241,591	300,873

Store and regional expenses:
Salaries and benefits	27,095	33,661	78,290	94,756
Occupancy	6,914	8,225	20,384	23,808
Depreciation	1,843	2,571	5,510	6,782
Returned checks, net and cash shortages	2,697	3,899	9,084	11,296
Telephone and telecommunication	1,405	1,717	4,271	4,734
Advertising	1,943	2,088	6,765	7,546
Bank charges and armored carrier services	2,348	2,833	6,614	7,670
Other	8,701	10,366	24,700	31,251

Total store and regional expenses	52,946	65,360	155,618	187,843

Store and regional margin	33,513	41,702	85,973	113,030

Corporate and other expenses:
Corporate expenses	11,453	13,627	31,035	39,632
Other depreciation and amortization	878	855	2,689	2,531
Interest expense, net	7,566	8,082	22,245	23,071
Litigation settlement costs (proceeds)	5,800	0	5,800	(3,256)
Debt refinancing costs	0	0	0	38,403
Goodwill impairment and other charges	0	0	0	24,464
Other, net	300	228	718	407

Income (loss) before income taxes	7,516	18,910	23,486	(12,222)
Income tax provision	7,807	7,218	18,460	30,262

Net income (loss)	($291)	$11,692	$5,026	($42,484)

Net income (loss) per share:
Basic	($0.02)	$0.49	$0.28	($1.81)
Diluted	($0.02)	$0.48	$0.27	($1.81)

Weighted average shares outstanding:
Basic	18,119,199	23,696,488	18,103,530	23,486,816
Diluted	18,119,199	24,530,853	18,437,187	23,486,816

Dollar Financial Corp
Pro forma Net Income
(Excluding One-time Charges)
(In thousands except share and per share amounts)

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2006		2007	2006		2007
Income (loss) before income taxes — as reported	$7,516		$18,910	$23,486		$(12,222)

One-time Charges:
Litigation settlement costs (proceeds)	5,800		—	5,800		(3,256)
Debt refinancing costs	—		—	—		38,403
Goodwill impairment and other charges	—		—	—		24,464
Other items	—		154	—		154

Pro forma income before income taxes	13,316		19,064	29,286		47,543
Pro forma income taxes (38% effective tax rate)	5,060		7,244	11,129		18,066

Pro forma net income	$8,256		$11,820	$18,157		$29,477

Weighted average fully-diluted shares outstanding	18,543,930		24,530,853	18,437,187		24,229,208

Actual fully-diluted earnings (loss) per share	$(0.02)		$0.48	$0.27		$(1.81)

Pro forma fully-diluted earnings per share	$0.45	(1)	$0.48	$0.98	(1)	$1.22

(1)	Computed on lesser number of fully-diluted shares outstanding.

Adjusted EBITDA Reconciliation
Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to incentive stock options and restricted shares, loss on extinguishment of debt, restructuring costs and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that Adjusted EBITDA amounts should be considered by prospective investors because Dollar uses them as one measure of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Company’s historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Interim Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2007	2006	2007
Income before income taxes	$7,516	$18,910	$23,486	$(12,222)
Add:
Depreciation and amortization	2,721	3,426	8,199	9,313
Interest expense	7,566	8,082	22,245	23,071
Foreign currency (gain) loss	317	(230)	621	487
Stock compensation expense	34	538	88	1,606
Litigation settlement costs (proceeds)	5,800	—	5,800	(3,256)
Debt refinancing costs	—	—	—	38,403
Goodwill impairment and other charges	—	—	—	24,464
Loss on store closings & other	299	361	718	865

Adjusted EBITDA	$24,253	$31,087	$61,157	$82,731

Adjusted EBITDA by Country:
U.S., net of unallocated corporate costs	1,521	603	(3,243)	(2,074)
Canada	17,991	23,557	46,960	64,217
U.K.	4,741	6,927	17,440	20,588

Total Adjusted EBITDA	$24,253	$31,087	$61,157	$82,731

Dollar Financial Corp
Unaudited Store Data

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2007	2006	2007
Beginning Company-Operated Stores
U.S.	345	354	347	338
Canada	219	340	214	242
U.K.	161	189	152	172
WTP	22	2	3	13

Total Beginning Company-Operated Stores	747	885	716	765

De novo Store Builds
U.S.	0	3	3	4
Canada	3	8	9	24
U.K.	0	0	9	12
WTP	0	0	0	0

Total	3	11	21	40

Acquired Stores
U.S.	0	1	0	24
Canada	11	0	11	82
U.K.	1	1	1	6
WTP	0	0	28	0

Total	12	2	40	112

Closed Stores
U.S.	4	6	9	14
Canada	0	0	1	0
U.K.	0	0	0	0
WTP	0	2	9	13

Total	4	8	19	27

Ending Company-Operated Stores
U.S.	341	352	341	352
Canada	233	348	233	348
U.K.	162	190	162	190
WTP	22	0	22	0

Total Ending Company-Operated Stores	758	890	758	890

Ending Franchise Stores
U.S.	7	0	7	0
Canada	129	51	129	51
U.K.	233	217	233	217
WTP	142	117	142	117

Total Ending Franchise Stores	511	385	511	385

Total Ending Store Count	1,269	1,275	1,269	1,275

Dollar Financial Corp.
Unaudited Selected Statistical Data

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2007	2006	2007
Check Cashing Data (Consolidated)
Face amount of checks cashed (in millions)	$946	$1,099	$2,804	$3,203
Number of checks cashed (in thousands)	2,051	2,267	6,274	6,708
Face amount of average check	$461	$485	$447	$477
Average fee per check cashed	$17.69	$18.82	$16.87	$18.28
Net write-offs of returned checks (in thousands)	$2,041	$3,115	$7,661	$9,448
Net write offs as a percentage of check cashing revenue	5.6%	7.3%	7.2%	7.7%

Consumer Loan Data — Originations
U.S. company-funded consumer loan originations	$51,120	$69,835	$180,716	$203,635
Canadian company-funded consumer loan originations	132,116	218,471	405,189	584,162
U.K. company-funded consumer loan originations	49,248	70,936	152,024	191,282

Total company-funded consumer loan originations	$232,484	$359,242	$737,929	$979,079

Consumer Loan Data — Net Revenues
U.S. servicing revenues	$6,349	$7,768	$15,855	$24,857
U.S. company-funded consumer loan revenues	8,489	10,903	28,743	32,205
Canadian company-funded consumer loan revenues	17,909	29,827	50,385	77,107
U.K. company-funded consumer loan revenues	8,596	11,697	23,692	31,650
Provision for loan losses and adjustments to servicing revenues	(6,352)	(12,542)	(22,873)	(32,646)

Total consumer lending revenues, net	$34,991	$47,653	$95,802	$133,173

Consumer Loan Net Charge-offs
Gross charge-offs of company-funded consumer loans	$26,231	$44,632	$78,795	$112,719
Recoveries of company-funded consumer loans	21,591	34,700	63,169	90,424

Net charge-offs on company-funded consumer loans	$4,640	$9,932	$15,626	$22,295

Gross charge-offs of company-funded consumer loans as a percentage of total company-funded consumer loan originations	11.3%	12.4%	10.7%	11.5%

Recoveries of company-funded consumer loans as a percentage of total company-funded consumer loan originations	9.3%	9.6%	8.6%	9.2%

Net charge-offs on company-funded consumer loans as a percentage of total company-funded consumer loan originations	2.0%	2.8%	2.1%	2.3%